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                                                                   Exhibit 10.22

                                 MIGRATEC, INC.

                                 PROMISSORY NOTE

$565,000.00                                                     December 1, 2000

         MigraTEC, Inc., a Delaware corporation (the "COMPANY"), hereby promises to pay to Mercury Fund No. 1, Ltd., a Texas limited partnership (or its successors and assigns) ("PAYEE"), the principal sum of Five Hundred Sixty-Five Thousand Dollars ($565,000) together with interest at the rates set forth herein (collectively, the "LOAN AMOUNT"), upon Maturity (as such term is defined below). This Promissory Note (the "Note") represents the definitive agreement contemplated by that certain Letter Agreement for Bridge Financing, dated December 1, 2000, and executed by the Company and the Payee.

         Interest on this Note shall accrue at a rate per annum equal to (i) zero percent (0%) for the first thirty (30) days following the date of this Note; (ii) two percent (2%) for the next thirty (30) days; (iii) four percent (4%) for the next thirty (30) days; (iv) six percent (6%) for the next thirty
(30) days; (v) eight percent (8%) for the next thirty (30) days; (vi) ten percent (10%) for the next thirty (30) days; and (vii) four and one-half percent (4.5%) thereafter until repaid in full. Interest shall be calculated on the basis of a 365 day year.

         This Note shall be due and payable in full at Maturity. For purposes of this Note, "Maturity" shall be the first to occur of (i) December 31, 2001; or
(ii) the closing of a Qualified Financing (as such term is hereinafter defined). For purposes of this Note, a "QUALIFIED FINANCING" means the consummation by the Company of the next equity or equity related financing which raises proceeds of at least Two Million Dollars ($2,000,000). The funding provided pursuant to this Note or any agreement contemplated by its Note shall not be included for purposes of determining a Qualified Financing.

         Upon the Maturity of this Note, Payee shall be entitled to demand immediate repayment of this Note in full or in part. Upon a Qualified Financing, the Loan Amount shall be redeemed out of the proceeds of the Qualified Financing; provided, however, that Payee agrees that upon such repayment of the Loan Amount, at the request of the Company, Payee will use the proceeds of such repayment to purchase shares of common stock, par value $.001 per share (the "COMMON STOCK"), of the Company pursuant to the exercise of warrants issued to Payee under that certain Note and Warrant Purchase Agreement, dated as of January 25, 2000, among the Company, Payee and MT Partners, L.P.

         In the event that Payee demands repayment of all or a portion of this Note, payment shall be made by wire transfer of immediately available funds on the date due to such bank account that Payee shall designate to the Company in writing.

         The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other documents evidencing, securing or relating to this Note or any part thereof, including the Security Agreement dated of even date hereof by and between the Company and Payee, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note (the "LOAN"), then it is the Company's and Payee's express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been or would




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thereby be paid in full, refunded to the Company), and the provisions of this
Note and the Security Agreement immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to permit the recovery of the fullest amount called for hereunder and thereunder, while complying in all respects with the applicable law and regulations.

         The Company and each party, if any, now or hereafter liable for payment of any sums of money payable on this Note, jointly and severally, waive presentment and demand for payment, notice of intent to accelerate and notice of acceleration, protest and notice of protest and nonpayment, and diligence in collecting or bringing suit against any party liable hereon, and agree that their liability on this Note shall not be affected by any renewal or extension in time of payment hereof, by any indulgence, or by any release, modification, or substitution of any security for the payment of this Note, and hereby consent to any and all extensions, renewals, replacements, waivers, releases, or exchanges affecting this Note and the taking, release, modification, or substitution of any security, with or without notice and before or after maturity.

         This Note and the Company's obligations hereunder are secured in favor of Payee in accordance with the terms and conditions of that certain Security Agreement between the Company and Payee, dated of even date hereof.

         This Note shall be binding upon and inure to the benefit of the Company, its successors and assigns, and shall inure to the benefit of the Payee, its successors and permitted assigns. In the event this Note is placed in the hands of an attorney for collection or suit is filed hereon or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection hereof, the Company hereby agrees to pay to the holder of this Note reasonable attorneys' fees, and shall pay all additional reasonable costs and expenses of collection and enforcement.

         THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS NOTE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS WITH A FORUM AND VENUE OF DALLAS COUNTY, TEXAS.



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         IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the day and year first written above.

                                   MIGRATEC, INC.


                                   By:    /s/ T. Ulrich Brechbuhl
                                          -------------------------------------
                                   Name:  T. Ulrich Brechbuhl
                                   Title: President and Chief Financial Officer






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